Exhibit 99.1

Press Release

October 10, 2007

Southern Copper Corporation, a subsidiary of Grupo Mexico (“SCC”), announced that yesterday the last three labor unions, which had not signed a collective bargaining agreement with SCC, ended an eight-day work stoppage at SCC’s Cuajone, Toquepala and Ilo units.

SCC accomplished this with the assistance of the Labor Ministry, which co-signed the minutes of the agreement with the unions in the City of Ilo, Peru.  SCC and the unions have given the Labor Ministry the authority to resolve all pending matters to completely finalize the collective bargaining negotiations with the three unions.

The workers of these three unions returned to work starting with the first shift today.

The illegal work stoppage did not affect the production of copper at Cuajone, Toquepala or Ilo in Peru, which remained operating under the direct supervision of the labor authorities, which permitted the entry of the workers of the other five unions, of key personnel of SCC, and of additional employees hired by SCC to the facilities during the illegal work stoppage.  SCC commends and thanks all these employees for their cooperation and efforts in maintaining normal operations at the units.

SCC appreciates the dialogue and negotiating attitude of the unions and its workers which permitted the resolution of the differences with the unions.  SCC also recognizes the participation of the Labor Ministry in the resolution of the conflict.